EXHIBIT 99.1

Edible Garden Receives Preliminary Approval to Sell Up to $3.35 Million in Tax Credits Through NJEDA Program

Authorization Positions Company to Generate Non-Dilutive, Tax-Free Capital to Support Growth, Innovation, and Sustainable Expansion

BELVIDERE, NJ, October 30, 2025, — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic, and sustainable produce and products, today announced that the New Jersey Economic Development Authority (NJEDA) has preliminarily approved the Company’s application under the Technology Business Tax Certificate Transfer Program (the “Program”), also known as the Net Operating Loss (NOL) Program, for State Fiscal Year 2025. Final allocations under the Program will be based a number of factors including but not limited to location of our facilities, total available tax benefits per applicant and total requested amount.

The preliminary approval authorizes Edible Garden to transfer up to approximately $3.35 million of its unused New Jersey net operating losses and research and development (R&D) tax credits to an approved corporate buyer. If a sale is completed, the Company could generate up to approximately $3.35 million in cash proceeds, providing non-dilutive capital to support working capital, growth initiatives, and innovation. The transaction remains subject to identifying an approved corporate buyer, final allocation under the Program, closing, and compliance approval by the NJEDA.

Through the NJEDA NOL Program, qualified New Jersey-based technology and innovation-driven companies can convert certain tax assets—such as unused net operating losses and R&D credits—into working capital, creating a non-dilutive source of liquidity that supports continued growth and investment without issuing equity or incurring debt. The NOL Program is part of New Jersey’s $75 million annual allocation designed to foster innovation and business expansion across the state.

Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are pleased that the NJEDA has preliminarily approved our application, authorizing us to sell up to $3.35 million of unused tax assets under the NOL Program. If completed, this transaction could provide non-dilutive capital that strengthens our balance sheet, supports R&D, and advances our strategic growth initiatives. We appreciate the NJEDA’s ongoing commitment to supporting innovative and sustainable companies such as Edible Garden.”

“This recognition underscores Edible Garden’s alignment with New Jersey’s leadership in sustainability and agtech. The ability to unlock the value of these tax assets is expected to enhance our financial flexibility as we continue executing on our growth plans and creating long-term value for our shareholders,” concluded Mr. Kras.

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ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), delivering locally grown, organic, better-for-you, sustainable produce and products through its Zero-Waste Inspired® next-generation farming model. Available in over 5,000 retail locations across the United States, Caribbean, and South America, Edible Garden is at the forefront of the CEA and sustainability technology movement, distinguished by its advanced safety-in-farming protocols, sustainable packaging, patented GreenThumb software, and innovative Self-Watering in-store displays. The Company operates state-of-the-art, vertically integrated greenhouses and processing facilities, including Edible Garden Heartland in Grand Rapids, Michigan; Edible Garden Prairie Hills in Webster City, Iowa; and its headquarters at Edible Garden Belvidere in New Jersey. It also partners with a network of contract growers strategically located near major U.S. markets to ensure freshness and reduce environmental impact.

Edible Garden’s proprietary GreenThumb 2.0 software—protected by U.S. Patents US 11,158,006 B1, US 11,410,249 B2, and US 11,830,088 B2—optimizes vertical and traditional greenhouse growing conditions while aiming to reduce food miles. Its patented Self-Watering display (U.S. Patent No. D1,010,365) is designed to extend plant shelf life and elevate in-store presentation. In addition to its core CEA operations, Edible Garden owns three patents in advanced aquaculture technologies: a closed-loop shrimp farming system (US 6,615,767 B1), a modular recirculating aquaculture setup with automated water treatment and feeding (US 10,163,199 B2), and a sensor-driven ammonia control method utilizing electrolytic chlorine generation (US 11,297,809 B1).

The Company has been recognized as a FoodTech 500 firm by Forward Fooding, a leading AgriFoodTech organization, and is a Giga Guru member of Walmart’s Project Gigaton sustainability initiative. Edible Garden also develops and markets a growing line of nutrition and specialty food products, including Vitamin Way® and Vitamin Whey®—plant and whey protein powders—and Kick. Sports Nutrition, a premium performance line for health-conscious athletes seeking cleaner, better-for-you options. The Company’s offerings further include fresh, sustainable condiments such as Pulp fermented gourmet and chili-based sauces, as well as Pickle Party, a collection of fermented fresh pickles and krauts.

Learn more at https://ediblegardenag.com.

For Pulp products, visit https://www.pulpflavors.com.

For Vitamin Whey® products, visit https://vitaminwhey.com.

For Kick. Sports Nutrition products, visit https://kicksportsnutrition.net/

Watch the Company’s latest corporate video here.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to identifying an approved corporate buyer, the Company’s ability to complete a sale of its net operating losses and R&D tax credits to an approved corporate buyer, and the Company receiving final approval for allocations under the Program. The words “could,” “design,” “expect,” “strategy,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and other factors set forth in the Company’s filings with the Securities and Exchange Act Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2024 and subsequent quarterly reports. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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